BLUEGREEN VACATIONS CORPORATION REPORTS THIRD QUARTER 2018 RESULTS

BOCA RATON, Florida (November 5, 2018) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its third quarter 2018 financial results.

3Q18 Highlights

•	Earnings Per Share (“EPS”) increased 3.8% to $0.27
•	Adjusted EBITDA of $34.9 million, which was negatively impacted by lost business associated with Hurricane Florence, which we estimate to have been $2.3 million of EBITDA
•	Total revenues increase of $7.0 million, or 3.6%, to $202.2 million
•	Growth in System-Wide Sales of Vacation Ownership Interests (“VOIs”) of 1.1% (or 4.5% excluding the $5.8 million of sales we estimated to have been lost as a result of Hurricane Florence)
•	Subsequent to quarter end, completed a $117.7 million securitization of vacation ownership loans with a fixed, weighted-average interest rate coupon of 4.02%

“During the third quarter, the Company achieved a 3.8% increase in EPS as we continued to execute on our strategy of providing our owners with a lifetime of vacations in our unique and experiential vacation ownership resorts,” said Shawn B. Pearson, Chief Executive Officer and President. “While we were fortunate to have sustained minimal physical damage from Hurricane Florence, the hurricane unfortunately did impact tours, sales and earnings due to weather-related cancellations.”

Mr. Pearson continued, “Our primary focus is to continue to enhance our platform to support long term sustained growth that scales with our business. We are ramping up our sales efforts at the resorts we recently acquired, and are working on various marketing initiatives, including focusing our digital initiatives to make our marketing programs more efficient and effective. Our platform is at the heart of our investments, having just completed the implementation of an upgraded sales and inventory technology system. Finally, we are pleased with the successful securitization we recently closed which was well accepted by the market and achieved what we believe are attractive terms and pricing. While we are confident in the ongoing demand for our vacation ownership resorts, our near term expectation for sales growth is consistent with recent performance. We are continuing to seek to augment our sales and marketing channels and expect that these efforts will deliver long term growth and shareholder value.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change

Total revenues	$202.2	$195.2	3.6%		$564.7	$544.9	3.6%
Income before non-controlling interest and
provision for income taxes	$32.5	$34.4	(5.4)%		$102.7	$108.1	(5.0)%
Net income attributable to shareholders	$20.5	$18.5	10.5%		$68.2	$60.2	13.3%
Earnings per share Basic and diluted	$0.27	$0.26	3.8%		$0.91	$0.85	7.1%
Adjusted EBITDA	$34.9	$39.1	(10.8)%		$110.1	$114.8	(4.1)%
Capital-light revenue(1) as a percentage of
total revenue	69.2%	70.1%	(90)	bp	71.1%	69.1%	200	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total Revenues for the three months ended September 30, 2018 increased by $7.0 million, or 3.6%, to $202.2 million from the prior year period, primarily driven by increased Resort Operations and Club Management Revenues.  Adjusted EBITDA was $34.9 million in the third quarter of 2018 compared to $39.1 million in the third quarter of 2017.

The third quarter of 2018 was negatively impacted by Hurricane Florence which hit North and South Carolina in September. The Company’s nine Club Resorts and two Club Associate Resorts in the primary path of the Hurricane suffered relatively minor damage, but the storm caused guest and owner cancellations which we estimate resulted in lost system-wide sales in the third quarter of 2018 of approximately $5.8 million, with the related estimated EBITDA impact of approximately $2.3 million.

Corporate & Other General and Administrative expenses were $20.3 million in the third quarter of 2018 compared to $17.4 million in the third quarter of 2017. The year over year increase was due to a number of factors including: higher outside legal expenses in connection with intensified focus on vigorously defending claims which the Company believes to be frivolous; increased depreciation expense in connection with information technology assets to support the Company’s growth; and investor and public relations activities related to being a public company.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change

System-wide sales of VOIs	$173.3	$171.4	1.1%		$478.1	$467.3	2.3%
Segment adjusted EBITDA	$44.9	$48.8	(7.9)%		$136.9	$137.1	(0.2)%
Guest tours	66,434	69,479	(4.4)%		182,183	193,687	(5.9)%
Average sales price per transaction	$15,988	$15,055	6.2%		$15,576	$15,440	0.9%
Sales to tour conversion ratio	16.5%	16.7%	(1.2)%		17.0%	15.8%	7.6%
Sales volume per guest ("VPG")	$2,636	$2,513	4.9%		$2,647	$2,442	8.4%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	49.0%	51.4%	(240)	bp	48.9%	51.8%	(290)	bp
Provision for loan losses	17.0%	14.9%	210	bp	15.5%	16.0%	(50)	bp
Cost of VOIs sold	15.9%	10.3%	560	bp	10.2%	6.4%	380	bp

During the third quarter of 2018, system-wide sales of VOIs increased $1.9 million, or 1.1%, to $173.3 million, compared to the third quarter of 2017.

Average sales volume per guest, and average sales price per transaction increased 4.9% and 6.2%, respectively compared to the prior year period, while guest tours declined by 4.4% in the third quarter of 2018 compared to the same period in 2017. The Company believes a key driver of these year over year changes is the Company’s ongoing initiatives to screen the credit qualifications of potential marketing guests.  This initiative has resulted in improved efficiencies in the sales process, but has decreased the number of guest tours at the Company’s sales offices.

The Company’s allowance for loan losses was 17.0% of the applicable sales for the third quarter of 2018 compared to 14.9% in the third quarter of 2017.  This increase was due to additional reserves required on prior years’ loan originations and reflects the ongoing impact of the receipt of letters from attorneys who purport to represent certain VOI owners who then ultimately default on their obligations.  The Company’s average annual default rate for the twelve months ended September 30, 2018 increased to 8.41% as compared to 8.07% during the twelve months ended September 30, 2017.

Cost of VOIs Sold increased to 15.9% in the third quarter of 2018 from 10.3% in the third quarter of 2017.  During the third quarter of 2018, VOI sales were of comparatively higher cost product and the Company acquired less secondary market VOI inventory as compared to the same period in 2017. As planned, secondary market purchases were temporarily suspended in September 2018 in connection with a computer system conversion. Secondary market inventory on average has a lower cost of acquisition than developed VOIs and reduces Cost of VOIs Sold in the period when purchased, under the relative sales value method of accounting. Secondary market purchases resumed after quarter end.

Fee-based sales commission revenue was $61.6 million in the third quarter of 2018, compared to $70.0 million in the same period in 2017. The year over year change was driven by lower sales of third-party VOI inventory, along with slightly lower commission rates primarily due to the mix of developer sales.

Selling and marketing expenses in the third quarter of 2018 decreased as a percentage of System-Wide Sales due to the increased sales volume per guest noted above, a higher percentage of sales to the Company’s existing owners and the reduction of certain fixed selling and marketing expenses in connection with the “corporate realignment” initiative commenced during the fourth quarter of 2017.

As previously disclosed, the Company and Bass Pro, Inc. (“Bass Pro”) are not in agreement on commissions paid to Bass Pro under the parties’ marketing and promotions agreement as well as other issues regarding the parties’ ongoing relationship.  These discussions are ongoing. The issues raised by Bass Pro have not impacted current operations under the marketing agreement or relative to Bluegreen/Big Cedar Vacations, LLC, the Company’s 51%-owned joint venture with an affiliate of Bass Pro.  While the Company does not believe that any material additional amounts are due to Bass Pro as a result of these matters, any change in the parties’ relationship or in payments or reimbursements made under the agreements could impact future results.

Net carrying cost of VOI Inventory increased to $2.9 million in the third quarter of 2018 as compared to $0.8 million in the same period in 2017.  The increase was primarily associated with the carrying costs of the Éilan Hotel & Spa, which was acquired in April 2018, as well as increased maintenance fees and developer subsidies related to an increase in the Company’s VOI inventory.

Financing revenues, net of financing expense, was $15.0 million in the third quarter of 2018, compared to $15.4 million in the same period in 2017. The year over year change was driven by a higher cost of borrowing for the Company, and lower weighted average interest rates on VOI notes receivable as the Company implemented “risk-based pricing” based on customer’s FICO score.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

Resort operations and club management revenue	$44.5	$39.1	13.7%	$127.3	$113.2	12.5%
Segment adjusted EBITDA	$12.2	$10.3	18.7%	$38.0	$31.9	19.1%
Resorts managed at quarter end	49	48	2.1%	49	48	2.1%

In the third quarter of 2018, resort operations and management club revenue increased by $5.4 million, or 13.7%, to $44.5 million from the prior year quarter. The increase was primarily due to an additional resort management contract added since September 30, 2017. Segment adjusted EBITDA grew by 18.7% to $12.2 million.

Balance Sheet and Liquidity

As of September 30, 2018, unrestricted cash and cash equivalents totaled $195.4 million. Bluegreen had availability of approximately $122.8 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of September 30, 2018, subject to eligible collateral and the terms of the facilities, as applicable.

On August 15, the Company renewed its revolving timeshare receivables hypothecation facility with Pacific Western Bank. The renewed credit facility agreement extends the revolving advance period to September 2021, with the facility maturing in September 2024 and reduces the interest rate payable by the Company. In each case, periods are subject to an additional 12-month extension at the option of Pacific Western Bank. Maximum permitted outstanding borrowings under the facility are $40.0 million, and, subject to the terms and conditions of the facility, approximately $22.9 million of the facility remained available as of September 30, 2018.

Subsequent to quarter end, the Company completed a $117.7 million securitization of investment-grade vacation ownership loan-backed notes with a fixed, weighted-average interest rate coupon of 4.02%. Proceeds from the notes sale were primarily used to pay down the balance on certain of the Company’s receivable-backed debt facilities and the balance will be used for general corporate purposes.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $21.4 million for the nine months ended September 30, 2018, compared to $39.3 million for the nine months ended September 30, 2017. The decrease in free cash flow was primarily attributable to sales office expansions, increased information technology spending, acquisition and development of traditional inventory, and decreased working capital, partially offset by lower income tax payments and lower purchases of secondary market and just-in-time inventories.

Acquisition Activity

As previously disclosed, in July the Company entered into an agreement to acquire inventory and, by 2021, the resort management contract at The Manhattan Club in New York City.  The agreement provides Bluegreen the exclusive right, on a non-committed basis, to acquire the remaining timeshare inventory at The Manhattan Club under Bluegreen’s “capital-light” Secondary Market program through periodic purchases over time, and subject to the terms and conditions of the agreement, the exclusive right to acquire the management contract for The Manhattan Club resort in 2021.

In addition, as previously announced, year to date, the Company has added two additional resorts to its network. The Company acquired the Éilan Hotel & Spa in San Antonio, Texas for approximately $34.3 million, and opened a portion of a planned 13,000 square foot sales office at the Éilan Hotel & Spa in August 2018. The Company also entered into a fee-based service agreement with Marquee Developer, LLC, owner and developer, of The Marquee – formerly known as 144 Elk Luxury Lofts – in New Orleans, Louisiana, which will add 94 units of resort inventory.  The Marquee resort VOIs will be sold through The Bluegreen Vacation Club, and is expected to be open for Vacation Club guests in 2019.  The Company intends to open a 5,700 square foot sales office at the Marquee.

Dividend

On October 17, 2018, Bluegreen’s Board of Directors declared a cash dividend payment of $0.15 per share of common stock. The dividend is payable November 15, 2018 to shareholders of record on the close of trading on October 31, 2018.

Third Quarter 2018 Earnings Call and Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, listed below, on the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.

The webcast and supplemental management presentation can be accessed on the Investor Relations section of Bluegreen Vacations’ website at ir.bluegreenvacations.com. The pre-record can also be accessed at 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and entering pin number 24463164. The business update via dial-in will be available through midnight December 5, 2018. A transcript will also be available simultaneously with the webcast.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”,

“could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth, risks relating to improving our digital capabilities, including our virtual reality technology, successfully complete acquisitions and sales office expansions when planned or at all and that such acquisitions and expansions will be profitable, that marketing alliances will remain in place and will successfully  drive growth or be successful, the risk that the impact of the hurricane may be materially different than estimated and we may not have achieved the assumed sales, and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2018, expected to be filed on or about November 6, 2018.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA, adjusted EPS and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 216,000 owners, 69 Club and Club Associate Resorts and access to more than 11,100 other hotels and resorts through partnerships and exchange networks as of September 30, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact:
Bluegreen Vacations Corporation
Investor Relations:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
		2017		2017
	2018	*As Adjusted	2018	*As Adjusted
Revenues:
Gross sales of VOIs	$85,151	$73,402	$231,338	$209,585
Estimated uncollectible VOI notes receivable	(14,453)	(10,949)	(35,926)	(33,491)
Sales of VOIs	70,698	62,453	195,412	176,094

Fee-based sales commission revenue	61,641	69,977	167,581	179,046
Other fee-based services revenue	31,057	27,386	89,472	83,442
Cost reimbursements	16,900	14,097	47,157	40,660
Interest income	21,531	21,296	63,771	65,673
Other income, net	378	—	1,269	—
Total revenues	202,205	195,209	564,662	544,915

Costs and expenses:
Cost of VOIs sold	11,237	6,444	19,838	11,352
Cost of other fee-based services	19,937	17,182	53,983	48,663
Cost reimbursements	16,900	14,097	47,157	40,660
Selling, general and administrative expenses	112,407	114,934	315,535	312,257
Interest expense	9,208	8,058	25,470	23,779
Other expense, net	—	119	—	120
Total costs and expenses	169,689	160,834	461,983	436,831

Income before non-controlling interest and
provision for income taxes	32,516	34,375	102,679	108,084
Provision for income taxes	8,443	12,584	24,997	38,487
Net income	24,073	21,791	77,682	69,597
Less: Net income attributable to non-controlling interest	3,585	3,251	9,509	9,418
Net income attributable to Bluegreen
Vacations Corporation shareholders	$20,488	$18,540	$68,173	$60,179

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$20,488	$18,540	$68,173	$60,179

*See Note 2: Significant Accounting Policies within the September 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
		2017			2017
	2018	*As Adjusted		2018	*As Adjusted
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.27	$0.26	(1)	$0.91	$0.85	(1)

Weighted average number of common shares outstanding:
Basic and diluted	74,734	70,998	(1)	74,734	70,998	(1)

Cash dividends declared per share	$0.15	$0.28	(1)	$0.45	$0.56	(1)

*See Note 2: Significant Accounting Policies within the September 30, 2018 quarterly report on Form 10-Q for further discussion.

(1)

The calculation of basic and diluted earnings per share and the cash dividend for the 2017 periods reflect the stock split effected in connection with our initial public offering during November 2017 as if the stock split was effected January 1, 2017. See Note 1: Organization and Basis of Presentation within the September 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(In thousands)

	For the Nine Months Ended
	September 30,
	2018	2017
		*As Adjusted
Operating activities:
Net income	$77,682	$69,597
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	11,852	10,559
Loss on disposal of property and equipment	—	428
Provision for loan losses	35,866	32,066
Provision (benefit) for deferred income taxes	2,730	(5,669)
Changes in operating assets and liabilities:
Notes receivable	(48,492)	(29,526)
Prepaid expenses and other assets	(23,386)	(17,736)
Inventory	(23,405)	(30,707)
Accounts payable, accrued liabilities and other, and
deferred income	12,895	19,677
Net cash provided by operating activities	45,742	48,689

Investing activities:
Purchases of property and equipment	(24,347)	(9,380)
Net cash used in investing activities	(24,347)	(9,380)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	114,756	170,030
Payments on borrowings collateralized by notes receivable	(103,578)	(164,331)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	50,042	30,000
Payments under line-of-credit facilities and notes payable	(36,717)	(32,968)
Payments of debt issuance costs	(385)	(3,217)
Distributions to non-controlling interest	(4,900)	(3,920)
Dividends paid	(33,631)	(40,000)
Net cash used in financing activities	(14,413)	(44,406)
Net increase (decrease) in cash and cash equivalents
and restricted cash	6,982	(5,097)
Cash, cash equivalents and restricted cash at beginning of period	243,349	190,228
Cash, cash equivalents and restricted cash at end of period	$250,331	$185,131

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$22,437	$19,715
Income taxes paid	$22,856	$41,087
Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$24,258	$—

*See Note 2: Significant Accounting Policies within the September 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	September 30,	December 31,
	2018	2017
		*As Adjusted
ASSETS
Cash and cash equivalents	$195,439	$197,337
Restricted cash ($17,081 and $19,488 in VIEs at September 30, 2018
and December 31, 2017, respectively)	54,892	46,012
Notes receivable, net ($308,221 and $279,188 in VIEs
at September 30, 2018 and December 31, 2017, respectively)	439,484	426,858
Inventory	325,532	281,291
Prepaid expenses	15,733	10,743
Other assets	70,498	52,506
Intangible assets, net	61,878	61,978
Loan to related party	80,000	80,000
Property and equipment, net	93,536	74,756
Total assets	$1,336,992	$1,231,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$19,822	$22,955
Accrued liabilities and other	94,729	77,317
Deferred income	15,509	16,893
Deferred income taxes	91,696	88,966
Receivable-backed notes payable - recourse	97,770	84,697
Receivable-backed notes payable - non-recourse (in VIEs)	335,680	336,421
Lines-of-credit and notes payable	137,834	100,194
Junior subordinated debentures	71,147	70,384
Total liabilities	864,187	797,827

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,734,455
shares issued and outstanding at September 30, 2018 and December 31, 2017	747	747
Additional paid-in capital	274,366	274,366
Retained earnings	150,062	115,520
Total Bluegreen Vacations Corporation shareholders' equity	425,175	390,633
Non-controlling interest	47,630	43,021
Total shareholders' equity	472,805	433,654
Total liabilities and shareholders' equity	$1,336,992	$1,231,481

*See Note 2: Significant Accounting Policies within the September 30, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net income attributable to shareholders	$20,488	$18,540	$68,173	$60,179
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,585	3,251	9,509	9,418
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,637)	(3,209)	(9,521)	(9,183)
Loss on assets held for sale	18	4	9	44
Add: depreciation and amortization	3,169	2,420	9,087	7,089
Less: interest income (other than interest earned on VOI notes receivable)	(1,407)	(1,292)	(4,222)	(5,487)
Add: interest expense - corporate and other	4,207	3,544	11,136	10,415
Add: franchise taxes	56	72	180	127
Add: provision for income taxes	8,443	12,584	24,997	38,487
Corporate realignment cost	—	3,216	751	3,679
Total Adjusted EBITDA	$34,922	$39,130	$110,099	$114,768

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Adjusted EBITDA - sales of VOIs and financing	$44,927	$48,766	$136,908	$137,136
Adjusted EBITDA - resort operations and club management	12,214	10,294	38,041	31,928
Total Segment Adjusted EBITDA	57,141	59,060	174,949	169,064
Less: Corporate and other	(22,219)	(19,930)	(64,850)	(54,296)
Total Adjusted EBITDA	$34,922	$39,130	$110,099	$114,768

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,
	2018		2017
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$90,596	52%	$77,907	45%
Secondary Market sales	54,300	31	38,732	24
Fee-Based sales	88,155	51	97,963	57
JIT sales	13,591	8	14,306	8
Less: Equity trade allowances (6)	(73,336)	(42)	(57,543)	(34)
System-wide sales of VOIs	173,306	100%	171,365	100%
Less: Fee-Based sales	(88,155)	(51)	(97,963)	(57)
Gross sales of VOIs	85,151	49	73,402	43
Provision for loan losses (2)	(14,453)	(17)	(10,949)	(15)
Sales of VOIs	70,698	41	62,453	36
Cost of VOIs sold (3)	(11,237)	(16)	(6,444)	(10)
Gross profit (3)	59,461	84	56,009	90
Fee-Based sales commission revenue (4)	61,641	70	69,977	71
Financing revenue, net of financing expense	15,043	9	15,401	9
Other fee-based services - title operations, net	2,264	1	1,121	1
Net carrying cost of VOI inventory	(2,908)	(2)	(837)	0
Selling and marketing expenses	(84,955)	(49)	(88,116)	(51)
General and administrative expenses - sales and marketing	(7,225)	(4)	(9,462)	(6)
Operating profit - sales of VOIs and financing	43,321	25%	44,093	26%
Add: Depreciation	1,606		1,586
Add: Corporate Realignment Cost	—		3,087
Adjusted EBITDA - sales of VOI and financing	$44,927		$48,766

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Nine Months Ended September 30,
	2018		2017
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$218,842	46%	$216,451	46%
Secondary Market sales	185,847	38	117,711	26
Fee-Based sales	246,773	52	257,756	55
JIT sales	32,274	7	37,374	8
Less: Equity trade allowances (6)	(205,625)	(43)	(161,951)	(35)
System-wide sales of VOIs	478,111	100%	467,341	100%
Less: Fee-Based sales	(246,773)	(52)	(257,756)	(55)
Gross sales of VOIs	231,338	48	209,585	45
Provision for loan losses (2)	(35,926)	(16)	(33,491)	(16)
Sales of VOIs	195,412	41	176,094	38
Cost of VOIs sold (3)	(19,838)	(10)	(11,352)	(6)
Gross profit (3)	175,574	90	164,742	94
Fee-Based sales commission revenue (4)	167,581	68	179,046	69
Financing revenue, net of financing expense	44,965	9	46,232	10
Other fee-based services - title operations, net	5,771	1	7,249	2
Net carrying cost of VOI inventory	(7,075)	(1)	(3,219)	(1)
Selling and marketing expenses	(233,961)	(49)	(242,040)	(52)
General and administrative expenses - sales and marketing	(20,869)	(4)	(22,561)	(5)
Operating profit - sales of VOIs and financing	131,986	28%	129,449	28%
Add: Depreciation	4,922		4,600
Add: Corporate Realignment Cost	—		3,087
Adjusted EBITDA - sales of VOIs and financing	$136,908		$137,136

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

Number of sales offices at period-end	25	23	9	25	23	9
Number of active sales arrangements with third-party clients at period-end	15	14	7	15	14	7
Total number of VOI sales transactions	10,955	11,598	(6)	30,959	30,638	1
Average sales price per transaction	$15,988	$15,055	6	$15,576	$15,440	1
Number of total guest tours	66,434	69,479	(4)	182,183	193,687	(6)
Sale-to-tour conversion ratio– total marketing guests	16.5%	16.7%	(1)	17.0%	15.8%	8
Number of new guest tours	42,118	45,060	(7)	113,621	125,673	(10)
Sale-to-tour conversion ratio– new marketing guests	13.9%	14.1%	(1)	14.5%	13.1%	11
Percentage of sales to existing owners	50.7%	48.1%	5	51.0%	48.8%	5
Average sales volume per guest	$2,636	$2,513	5	$2,647	$2,442	8

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
(dollars in thousands)	2018		2017		2018		2017
Resort operations and club management revenue	$44,466		$39,110		$127,274		$113,175
Resort operations and club management expense	(32,702)		(29,190)		(90,481)		(82,426)
Operating profit - resort operations and club management	11,764	26%	9,920	25%	36,793	29%	30,749	27%
Add: Depreciation	450		374		1,248		1,179
Adjusted EBITDA - resort operations and club management	$12,214		$10,294		$38,041		$31,928

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in thousands)	2018	2017	2018	2017
General and administrative expenses - corporate and other	$(20,262)	$(17,363)	$(60,723)	$(47,323)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,637)	(3,209)	(9,521)	(9,183)
Other income (expense), net	378	(119)	1,269	(120)
Add: Financing revenue - corporate and other	1,522	1,388	4,490	5,744
Less: Interest income (other than interest earned on VOI notes receivable)	(1,407)	(1,292)	(4,222)	(5,487)
Franchise taxes	56	72	180	127
Loss on assets held for sale	18	4	9	44
Depreciation and amortization	1,113	460	2,917	1,310
Corporate realignment cost	—	129	751	592
Corporate and other	$(22,219)	$(19,930)	$(64,850)	$(54,296)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Nine Months Ended September 30,
(in thousands)	2018	2017
Net cash provided by operating activities	$45,742	$48,689
Purchases of property and equipment	(24,347)	(9,380)
Free Cash Flow	$21,395	$39,309

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Financing Interest Income	$20,009	$19,908	$59,281	$59,929
Financing Interest Expense	(5,001)	(4,514)	(14,334)	(13,364)
Non-Financing Interest Income	1,522	1,388	4,490	5,744
Non-Financing Interest Expense	(4,207)	(3,544)	(11,136)	(10,415)
Mortgage Servicing Income	1,454	1,366	4,369	3,783
Mortgage Servicing Expense	(1,419)	(1,359)	(4,351)	(4,116)
Title Revenue	3,491	2,373	9,355	10,927
Title Expense	(1,227)	(1,252)	(3,584)	(3,678)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Gross sales of VOIs	$85,151	$73,402	$231,338	$209,585
Add: Fee-Based sales	88,155	97,963	246,773	257,756
System-wide sales of VOIs	$173,306	$171,365	$478,111	$467,341

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

 Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses.

In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.